FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Michael Polyviou / Peter Schmidt
Financial Dynamics
(212) 850-5748
SKILLSOFT REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS
•	FOURTH QUARTER REVENUE OF $77.5 MILLION AND ANNUAL REVENUE OF $281.2 MILLION

•	ANNUAL NET INCOME OF $60.0 MILLION

•	ANNUAL ADJUSTED EBITDA OF $79.7 MILLION

•	DEFERRED REVENUE INCREASES 50% YEAR OVER YEAR

•	CASH, RESTRICTED CASH AND INVESTMENTS OF $93.5 MILLION
FINANCIAL TARGETS FOR FISCAL 2009 ANNOUNCED
•	TARGETED ANNUAL REVENUE OF $328M — $336M

•	TARGETED ANNUAL REVENUE GROWTH OF 17% — 20%

•	TARGETED ANNUAL ADJUSTED NET INCOME OF $35M — $38M

•	TARGETED ANNUAL ADJUSTED EBITDA OF $96M — $100M
NASHUA, NH, March 14, 2008 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its fiscal 2008 fourth quarter and its fiscal 2008 year ended January 31, 2008.
Fiscal 2008 Fourth Quarter Results
The Company reported total revenue of $77.5 million for its fourth quarter of the fiscal year ended January 31, 2008 (fiscal 2008), which represented a 34% increase over the $57.7 million reported in its fourth quarter of the fiscal year ended January 31, 2007 (fiscal 2007). The increase in revenue was primarily attributable to the achievement of higher than planned retention and renewal rates, incremental revenues of $4.6 million related to the amortization of deferred revenue acquired by the

Company in the NETg acquisition and incremental revenues from NETg customer contracts renewed post-acquisition. The Company’s deferred revenue at January 31, 2008 was $219.0 million compared to $146.0 million at January 31, 2007. The increase in deferred revenue reflects additional order intake and billings from SkillSoft’s pre-NETg acquisition customer base, incremental billings from customers acquired from the NETg acquisition, and approximately $1.2 million of unamortized deferred revenue acquired by the Company in the NETg acquisition.
On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $34.3 million, or $0.33 per basic share and $0.31 per diluted share, for the fiscal 2008 fourth quarter. SkillSoft reported net income of $8.2 million or $0.08 per basic and diluted share, for the fiscal 2007 fourth quarter. Net income for the fiscal 2008 fourth quarter includes the benefit of a reduction in the Company’s deferred tax valuation allowance of $17.6 million, or $0.17 per basic share and $0.16 per diluted share and a benefit associated with a reduction in the Company’s effective tax rate of $10.2 million, or $0.10 per basic share and $0.09 per diluted share. The Company’s results include restatement expenses of less than $20,000 in the fourth quarter of fiscal 2008 compared to $0.5 million in the fourth quarter of fiscal 2007. In addition, the Company incurred the following merger and integration related expenses, income from discontinued operations, and non-cash charges in the fiscal 2008 fourth quarter:
Merger and integration related expenses / income from discontinued operations:
•	Merger and integration-related expenses of $1.2 million in the fourth quarter of fiscal 2008.

•	$0.1 million of income from discontinued operations, net of tax, in the fourth quarter of fiscal 2008.
Non-Cash Charges:
•	Stock based compensation expense of $1.9 million in the fiscal 2008 fourth quarter as compared to $0.9 million in the fourth quarter of fiscal 2007.

•	Amortization of intangible assets and capitalized software development costs of $5.0 million in the fiscal 2008 fourth quarter as compared to $0.6 million in the fourth quarter of fiscal 2007.

•	Amortization of deferred financing costs of $0.3 million.

•	Depreciation and amortization of $1.5 million in the fiscal 2008 fourth quarter as compared to $1.6 million in the fourth quarter of fiscal 2007.

•	Non-cash benefit for income tax of $25.0 million in the fiscal 2008 fourth quarter as compared to a $1.8 million non-cash tax provision in the fourth quarter of fiscal 2007.
“We are pleased with the results of our fourth quarter NETg customer renewal efforts as well as the overall customer reception of the acquisition as indicated by the Company’s combined dollar renewal rate, which is discussed later in this release, of 102% for fiscal 2008,” commented Chuck Moran, President and Chief Executive Officer. “In fiscal 2009 we are measuring our performance internally based on growth in our adjusted EBITDA, as defined in our bank credit facility. As discussed further below, we are targeting to grow adjusted EBITDA at approximately 20% to 25% over the fiscal 2008 amount. We feel this metric reflects a more meaningful view of the operating cash generation the Company is targeting which is the underlying strategy driving activities within SkillSoft. We will also continue to invest in revenue growth initiatives while seeking to achieve our incremental operating margin less intangible amortization expense and merger-related expense target of 30% to 40% on annual revenue over the $230 million level. As a reminder, we expect to achieve 20% operating profit less intangible amortization expense on the first $230 million of revenue.”

Gross margin was 86% for the Company’s fiscal 2008 fourth quarter as compared to 88% for its fiscal 2007 fourth quarter. The 2% decrease in gross margin for the fiscal 2008 fourth quarter is primarily due to the increase in amortization of intangible assets related to acquired technology and capitalized software development costs of $1.7 million in the fiscal 2008 fourth quarter as compared to $0.2 million in the fiscal 2007 fourth quarter.
Cost of revenue in the fiscal 2008 fourth quarter included additional hosting platform maintenance expenses to support the acquired NETg customer base as well as incremental expenses related to the transition of NETg’s customers to the SkillSoft hosting platform and for the product support obligations assumed in the acquisition. These incremental hosting and infrastructure expenses will largely be incurred over the next two fiscal quarters, with lower levels of costs forecasted for two additional quarters until the transition is complete. The gross margin is impacted mainly by the mix of royalty-bearing content and the costs incurred to augment the hosting capacity needed to meet our existing and new customer solution requirements.
Research and development expenses increased to $14.3 million in the fiscal 2008 fourth quarter from $10.9 million in the fiscal 2007 fourth quarter. This increase was primarily due to the inclusion of expenses associated with additional personnel, the engagement of contractors and the outsourcing expenses related to supporting acquired customer contracts and product obligations assumed in the NETg acquisition. A portion of these incremental costs are attributed to the NETg integration initiatives. While these transitional costs are largely complete, we anticipate that continued investment in content and software development efforts is required to support additional content and platform initiatives.
Sales and marketing expenses increased to $26.0 million in the fiscal 2008 fourth quarter from $22.5 million in the fiscal 2007 fourth quarter. This increase was primarily due to additional direct sales, tele-sales, and sales support personnel, as well as incremental commission and marketing expenses resulting from increased order intake and billings from SkillSoft’s base business and from the acquired NETg customer base. We plan to continue to invest in sales distribution, field support and marketing efforts to support the increased number of customers and to build additional customer capacity.
General and administrative expenses increased to $9.1 million in the fiscal 2008 fourth quarter compared to $6.8 million in the fiscal 2007 fourth quarter. This increase was primarily due to the inclusion of expenses associated with additional personnel, the engagement of contractors and the procurement of professional services that were required to support the transition and integration activities resulting from the NETg acquisition as compared to the fiscal 2007 fourth quarter. It is anticipated that continued investment in personnel and professional services will be required to support both operational and strategic initiatives.
Operating expenses for the fiscal 2008 fourth quarter include approximately $1.9 million of stock-based compensation expense. The allocation of stock-based compensation expense for the fiscal 2008 fourth quarter was as follows: Cost of revenue, $84,000; Research and development, $299,000; Sales and marketing, $602,000; and General and administrative, $958,000. By comparison, operating expenses for the fiscal 2007 fourth quarter included approximately $0.9 million of stock-based compensation expense. The allocation of stock-based compensation expense for the fiscal 2007 fourth quarter was as follows: Cost of revenue, $59,000; Research and development, $134,000; Sales and marketing, $237,000; and General and administrative, $477,000.
The SEC staff has not closed its informal investigation concerning the option granting practices at SmartForce for the period beginning April 12, 1996 through July 12, 2002, prior to its merger in September 2002 with SkillSoft. The restatement charges relating to the ongoing SEC investigation were less than $20,000 in the fiscal 2008 fourth quarter as compared to $0.5 million in the fiscal 2007 fourth quarter.
Merger and integration related expenses for the fiscal 2008 fourth quarter were $1.2 million. Compensation and benefits costs for transition employees represented approximately 40% of these costs, and the remaining 60% related primarily to services, travel and administrative costs associated with transitioning the NETg operations to SkillSoft and meeting NETg customer obligations. Merger and integration related expenses in fiscal 2009 will largely be incurred over the first two quarters with lower levels for two additional quarters until these customer obligations are complete and the NETg business is fully integrated into SkillSoft’s operations. We expect merger and integration related expenses over subsequent quarters to decline as compared to the quarter ended January 31, 2008 as different phases of the transition are completed.
The Company’s interest income and other income / (expense) increased to $1.8 million for the fiscal 2008 fourth quarter as compared to $1.3 million for the fourth quarter of fiscal 2007. This increase was primarily due to the gain on foreign exchange. The Company’s interest expense increased to $4.4 million for the fiscal 2008 forth quarter as compared to $0.1 million for the fourth quarter of fiscal 2007. This increase relates to interest on the $200 million of debt incurred in connection with the NETg acquisition.
SkillSoft had approximately $93.5 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of January 31, 2008 as compared to $127.8 million as of January 31, 2007. This decrease primarily reflects cash used, net of cash acquired, of $264 million in connection with the NETg acquisition. This decrease was partially offset by cash provided by operations of $32.6 million, net borrowings under long-term debt of $194.1 million, and the proceeds from the exercise of stock options and employee stock purchase activity of $11.9 million.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft’s DSOs were in the targeted range for the fiscal 2008 fourth quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs were 16 days in the fiscal 2008 fourth quarter as compared to 12 days in the fiscal 2007 fourth quarter and 13 days in the third quarter of fiscal 2008. On a gross basis, which considers all items billed as receivables, DSOs were 208 days in the fiscal 2008 fourth quarter compared to 151 days in the fiscal 2007 fourth quarter and 118 days in the third quarter of fiscal 2008. Gross DSOs and net DSOs increased year over year by 38% and 33% respectively, while deferred revenue increased 50% for the same period reflecting the significantly higher seasonal booking impact of the combined Company in the fourth quarter of fiscal 2008 compared to SkillSoft stand-alone booking in the fourth quarter of fiscal 2007.
Fiscal 2008 Full Year Results
For the fiscal year ended January 31, 2008, the Company reported revenue of $281.2 million, which represented a 25% increase over the $225.2 million reported for the fiscal year ended January 31, 2007. Fiscal 2008 revenue includes approximately $40.0 million attributable to NETg, which is comprised of approximately $24.0 million of amortization of the deferred revenue acquired by the Company in the NETg acquisition in the fiscal 2008 second quarter and approximately $16.0 million of revenue from NETg customer contracts which were renewed or had installment billings post-acquisition. Fiscal 2007 revenue also includes approximately $5.0 million of amortization of legacy deferred revenue from the

Retail Certification segment (SmartCertify business) as compared to $0.2 million in fiscal 2008. Therefore, SkillSoft organic revenue, excluding the $40.0 million of NETg revenue in fiscal 2008 and the Retail Certification segment (SmartCertify) amortization of legacy deferred revenues for both periods increased to approximately $241.0 million in fiscal 2008 compared to $220.0 million in fiscal 2007 representing approximately 10% organic revenue growth year over year. These NETg metrics are estimates due to the fact that as NETg customer contracts and relationships become more integrated into SkillSoft’s consolidated operations, it makes it difficult to report specific NETg contract metrics accurately as time goes on. The Company does not intend to provide these metrics on a going forward basis.
Net income for fiscal 2008 was $60.0 million, or $0.57 per basic share and $0.55 per diluted share, compared to net income of $24.2 million, or $0.24 per basic share and $0.23 per diluted share, for fiscal 2007. Net income for fiscal 2008 includes the benefit of the reduction in the Company’s deferred tax valuation allowance of $42.6 million, or $0.41 per basic share and $0.39 per diluted share. The Company’s US GAAP net income results include restatement expenses of $1.3 million for fiscal 2008 compared to $0.9 million for fiscal 2007, as well as the following merger and integration related expenses, income from discontinued operations and non-cash charges in fiscal 2008:
Merger and integration related expenses / income from discontinued operations:
•	Merger and integration related expenses of $12.3 million.

•	$0.3 million of income from discontinued operations, net of tax.
Non-Cash Charges:
•	Stock based compensation expense of $6.0 million for fiscal 2008 as compared to $5.1 million for fiscal 2007.

•	Amortization of intangible assets and capitalized software development costs of $16.7 million for fiscal 2008 as compared to $6.1 million for fiscal 2007.

•	Amortization of deferred financing costs of $0.7 million.

•	Depreciation and amortization of $6.9 million for fiscal 2008 as compared to $6.1 million for fiscal 2007.

•	Non-cash benefit for income tax of $34.0 million for fiscal 2008 as compared to a $10.1 million non-cash tax provision for fiscal 2007.
Gross margin remained unchanged at 86% for fiscal 2008 and fiscal 2007. Included in cost of revenues in each fiscal year is the amortization of intangible assets related to acquired technology and capitalized software development costs. The amortization decreased gross margin by 2% for fiscal 2008 and fiscal 2007. The gross margin is also impacted by the mix of royalty-bearing content and SkillSoft hosting capacity needed to meet our existing and new customer solution requirements.
Research and development expenses increased to $49.6 million for fiscal 2008 from $40.8 million for fiscal 2007. This increase was primarily due to the inclusion of the expenses associated with additional personnel, the engagement of contractors and the outsourcing related to supporting acquired customer contracts and product obligations assumed in the NETg acquisition.
Sales and marketing expenses increased to $97.5 million for fiscal 2008 from $90.9 million for fiscal 2007. This increase was primarily due to additional direct sales, tele-sales, and sales support personnel, as well as incremental commission and marketing expenses resulting from increased order intake and billings from SkillSoft’s base business and from the acquired NETg customer base.

General and administrative expenses increased to $34.6 million for fiscal 2008 from $27.7 million for fiscal 2007. This increase was primarily due to the inclusion of expenses associated with additional personnel, the engagement of contractors and the procurement of professional services that were required to support the transition, and integration activities resulting from the NETg acquisition as compared to fiscal 2007.
Operating expenses for fiscal 2008 include approximately $6.0 million of stock-based compensation expense. The allocation of stock-based compensation expense for fiscal 2008 was as follows: Cost of revenue, $203,000; Research and development, $958,000; Sales and marketing, $1,911,000; and General and administrative, $2,879,000. By comparison, operating expenses for fiscal 2007 included approximately $5.1 million of stock-based compensation expense. The allocation of stock-based compensation expense for fiscal 2007 was as follows: Cost of revenue, $90,000; Research and development, $952,000; Sales and marketing, $1,883,000; and General and administrative, $2,134,000.
The restatement charges relating to the ongoing SEC informal investigation of $1.3 million in fiscal 2008 include expenses incurred as part of the SmartForce option granting practice review. The restatement charges of $0.9 million in fiscal 2007 related to both the SEC’s investigation regarding the restatement of the historical financial statements of SmartForce and the informal investigation regarding SmartForce’s option granting practice.
Merger and integration related expenses for fiscal 2008 were $12.3 million. Compensation and benefits costs for transition employees represented approximately 70% of these costs, and the remaining 30% related primarily to services, travel and administrative costs associated with transitioning the NETg operations to SkillSoft and meeting NETg customer obligations.
The Company’s interest income and other income / (expense) decreased to $3.8 million for fiscal 2008 as compared to $4.2 million for fiscal 2007. This decrease was primarily due to a lower level of investments as a result of the use of cash associated with the NETg acquisition. The Company’s interest expense increased to $12.1 million for fiscal 2008 as compared to $0.3 million for fiscal 2007. This increase relates to interest on the $200 million of debt incurred in connection with the NETg acquisition.
The Company’s effective tax benefit was 112.5% for the fiscal year ended January 31, 2008, consisting of a cash tax provision of approximately $2.4 million (8.5%) and an effective non-cash tax benefit of approximately $34.0 million or (121.0%). This compares to a 33.1% effective tax provision for the fiscal year ended January 31, 2007. This change is primarily due to the non-cash tax benefit of approximately $42.6 million from the reduction in the Company’s deferred tax valuation allowance.
The Company’s effective cash tax rate for continuing operations included in the effective tax rate is approximately 8.5% for fiscal 2008 as compared to 5.2% for fiscal 2007. The increase in the current year cash tax provision is primarily due to geographic distribution of earnings throughout the United States.
At January 31, 2008, the Company had deferred revenue of approximately $219.0 million and a 12-month non-cancelable revenue backlog of approximately $255.0 million (which includes deferred revenue and committed contracts), representing approximately 77% of the mid-point of the Company’s targeted revenue range for fiscal 2009 of $328.0 million to $336.0 million. This compares to $146.0 million of deferred revenue and a 12-month non-cancelable revenue backlog of approximately $181.0 million at January 31, 2007, which represented approximately 75% of the stand-alone SkillSoft revenue for fiscal 2008 of approximately $241.0 million. As a reminder, backlog is calculated by combining the amount of deferred revenue at each fiscal year end with the amounts to be added to deferred revenue throughout the next twelve months from billings under committed customer contracts and determining how much of these amounts are scheduled to amortize into revenue during the upcoming fiscal year. The amount scheduled to amortize into revenue during the upcoming fiscal year is disclosed as “backlog” as of the end of the preceding fiscal year. Amounts to be added to deferred revenue during the upcoming fiscal year include subsequent installment billings for ongoing contract periods as well as billings for committed contract renewals. We have included this disclosure due to the fact that it is directly related to our subscription based revenue recognition policy. This is a key business metric, which factors into our forecasting and planning activities and provides visibility into revenue for the upcoming fiscal year. The non-cancellable backlog of the NETg business was approximately $49.0 million as of January 31, 2008, which includes the remaining $1.2 million of amortization of the deferred revenue acquired by the Company in the NETg acquisition in the fiscal 2008 second quarter. By comparison, the NETg business contributed approximately $40.0 million to revenue in fiscal 2008, which is the combination of approximately $24.0 million of amortization of the deferred revenue acquired by the Company in the NETg acquisition and approximately $16.0 million of revenue from NETg customer contracts renewed post-acquisition. These NETg metrics are estimates due to the fact that as NETg customer contracts and relationships become more integrated into SkillSoft’s consolidated operations, it makes it difficult to report specific NETg contract metrics accurately as time goes on. The Company does not intend to provide these metrics on a going forward basis, and will not be able to quantify the amount of fiscal 2009 revenue contributed by the NETg business. SkillSoft’s non-cancelable backlog as of January 31, 2008, excluding the $49.0 million of NETg non-cancelable backlog, grew approximately 14% over January 31, 2007.
As a reminder, an important leverage covenant included in our credit facility is adjusted EBITDA. The adjusted EBITDA for fiscal 2008 was $79.7 million which equates to a debt leverage ratio of 2.5. The adjusted EBITDA for fiscal 2008 is calculated by taking net income ($60.0 million) and adding back depreciation and amortization ($6.9 million), amortization of intangible assets and capitalized software development costs ($16.7 million), stock-based compensation ($6.0 million), restatement expenses ($1.3 million), merger and integration related expenses ($12.3 million), and interest expense ($12.1 million), less interest income and other income/(expense) ($3.75 million), income from discontinued operations ($0.27 million) and the benefit from income taxes ($31.6 million).
The Company’s average contract length was 17 months as of January 31, 2008 as compared to 19 months for January 31, 2007. The Company’s 12-month average contract value as of January 31, 2008 decreased to $127,000 as compared to $137,000 as of January 31, 2007. SkillSoft’s average total contract value as of January 31, 2008 decreased to $180,000 as compared to $217,000 as of January 31, 2007. The decrease is primarily the result of customers acquired from the NETg acquisition, as well as our new customer acquisition emphasis, as the initial contract value with a new customer will generally be smaller, thereby reducing the 12-month average contract value and the average total contract value.
The Company’s combined dollar renewal rate decreased to 102% in fiscal 2008 as compared to 106% in fiscal 2007. Fiscal 2008 includes the combined dollar renewal rate of the SkillSoft stand-alone business and the contract renewals related to the NETg customer base following the NETg acquisition in the second quarter of fiscal 2008, which accounts for approximately 87% of the NETg annual renewal activity. The approximate SkillSoft stand-alone combined dollar renewal rate was 108% for fiscal 2008, and the approximate combined dollar renewal rate for the NETg customer base was 82%. This metric excludes the custom business since that business isn’t considered renewable year to year. Additionally, the approximate NETg customer retention rate was 78%. These NETg metrics are estimates due to the fact that as NETg customer contracts and relationships become more integrated into SkillSoft’s consolidated operations, it makes it difficult to report specific NETg contract metrics accurately as time goes on. The Company does not intend to provide these metrics on a going forward basis. The combined dollar renewal rate metric combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers (committed and expiring) to provide a single metric that compares existing customer contract dollars spent with SkillSoft year over year.
The Company decided to discontinue the operations of four businesses acquired from NETg in fiscal 2008. These businesses were NETg Press, InteractNow, Wave, and Financial Campus. The InteractNow business still existed as of January 31, 2008 and the Company expects to complete the exit of this business by the middle of fiscal 2009.
Fiscal 2009 Outlook
For fiscal 2009, the Company is currently anticipating revenue to be in the range of $328.0 million to $336.0 million. The contribution to fiscal 2009 revenue from the backlog related to the NETg business as of January 31, 2008 is estimated to be approximately $49.0 million. This figure does not include the contribution to revenue from contracts of NETg customers that may be renewed in fiscal 2009. By way of comparison, the NETg business contributed approximately $40.0 million to revenue in fiscal 2008, which is comprised of approximately $24.0 million related to the amortization of the deferred revenue acquired by the Company in the NETg acquisition in the fiscal 2008 second quarter and approximately $16.0 million of revenue from NETg customer contracts renewed post-acquisition. These NETg metrics are estimates due to the fact that as NETg customer contracts become more integrated into the standard SkillSoft process it makes it difficult to report specific NETg contract metrics accurately as time goes on. The Company does not intend to provide these metrics on a going forward basis, and will not be able to quantify the amount of fiscal 2009 revenue contributed by the NETg business. The midpoint of SkillSoft’s target revenue range for fiscal 2009 ($332.0 million), excluding the $49.0 million of estimated NETg backlog revenue is approximately $283.0 million, which represents organic growth of approximately 17% over our fiscal 2008 revenue excluding the estimated $40 million contribution from NETg.
The Company’s 12-month non-cancelable revenue backlog at January 31, 2008 was approximately $255.0 million, which represents approximately 77% of the midpoint of the Company’s revenue expectations for fiscal 2009.
The Company currently anticipates that it will achieve adjusted net income for fiscal 2009 of between $35.0 million and $38.0 million, or $0.32 to $0.35 per basic and diluted share. Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses. The most significant non-cash items included in targeted adjusted net income are the following: (1) amortization of intangible assets of approximately $16.0 million to $16.5 million; (2) depreciation and amortization of approximately $5.5 million to $6.5 million; (3) a non-cash tax provision of approximately $14.0 million to $15.0 million; (4) stock-based compensation expense of approximately $5.5 million to $6.0 million; (5) amortization of deferred financing costs of approximately $0.8 million to $1.2 million.
Adjusted net income is a non-GAAP financial measure within the meaning of applicable SEC regulations. SkillSoft is presenting this measure (for both fiscal 2009 and the fiscal 2009 first quarter) because it is currently unable to estimate the amount of the items excluded from adjusted net income and it believes that presenting this measure presents investors with meaningful information about the Company’s projected operating performance for fiscal 2009.
The Company expects gross margin to be 86% to 87% of revenue for fiscal 2009, which includes amortization of intangible assets and capitalized software development costs of approximately $5.0 million. Research and development expenses are expected to be $56.0 million to $57.5 million, of which $0.9 million to $1.1 million is stock-based compensation expense. Sales and marketing expenses are expected to be $113.0 million to $117.0 million, of which $1.7 million to $1.9 million is stock-

based compensation. General and administrative expenses are expected to be $35.5 million to $36.5 million, of which $2.7 million to $2.9 million is stock-based compensation. Restatement charges are expected to be $0.4 million to $0.5 million. Merger and integration related expenses are expected to be $0.4 million to $0.5 million. Amortization of intangible assets is expected to be approximately $16.0 million to $16.5 million, of which approximately $5.0 million is reflected in our gross margin range and $11.0 million to $11.5 million is reflected in our operating expenses. The provision for income taxes is expected to be $18.0 million to $20.0 million, or approximately 33% to 35% of net income. Only $4.0 million to $5.0 million of this amount is expected to be represented by actual cash tax payments. The remainder of the provision ($14.0 million to $15.0 million) is non-cash due to the utilization of net operating loss carry forwards acquired in the merger with SmartForce and from SkillSoft historic net operating loss carry forwards. The non-cash portion of the provision for income tax will reduce deferred tax assets on the Company’s balance sheet. Interest income and other income/expense is expected to be $2.5 million to $3.5 million. Interest expense is expected to be $16.0 million to $16.5 million, assuming we do not undertake any debt restructuring. Additionally, capital expenditures are expected to be $6.0 million to $8.0 million, and depreciation expense is expected to be $5.5 million to $6.5 million.
For the first quarter of fiscal 2009 ending April 30, 2008, the Company currently anticipates revenue to be $79.0 million to $81.0 million. The contribution to revenue from the NETg business includes the remaining $1.2 million of amortization of the deferred revenue acquired by the Company in the NETg acquisition in the fiscal 2008 second quarter and revenue from NETg customer contracts renewed post-acquisition.
The Company currently anticipates adjusted net income (excluding foreign exchange gains or losses) for the fiscal 2009 first quarter to be between $4.5 million and $5.5 million, or $0.04 to $0.05 per basic and diluted share. The most significant non-cash items included in the fiscal 2009 first quarter targeted net income are the following: (1) amortization of intangible assets related to acquired technology and capitalized software development costs of approximately $4.5 million to $5.0 million; (2) depreciation and amortization of $1.3 million to $1.5 million; (3) a non-cash tax provision of approximately $0.6 million to $0.7 million; (4) stock-based compensation expense of approximately $1.0 million to $1.5 million; and (5) deferred financing costs of $0.2 million to $0.3 million.
As a reminder, an important leverage covenant included in our credit facility is adjusted EBITDA. The adjusted EBITDA range for fiscal 2009 is expected to be $96.0 million to $100.0 million which equates to a debt leverage ratio range of 2.0 to 2.1. SkillSoft adjusted EBITDA in fiscal 2009 is targeted to grow approximately 20% to 25% as compared to fiscal 2008. The adjusted EBITDA targeted range for fiscal 2009 is calculated by taking targeted net income ($35.0 million to $38.0 million) and adding back depreciation and amortization ($5.5 million to $6.5 million), amortization of intangible assets and capitalized software development costs (approximately $16.5 million), stock-based compensation (approximately $6.0 million), restatement expenses (approximately $0.5 million), merger and integration related expenses (approximately $0.5 million), interest expense ($16.0 million to $16.5 million) and the provision for income taxes ($18.0 million to $20.0 million), less interest income and other income/expense ($2.5 million to $3.5 million).
The Company’s projected net income in fiscal 2009 (including the fiscal 2009 first quarter) does not reflect any foreign exchange gains or losses. The fiscal 2009 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, or the potential impact of any future acquisitions or divestitures (excluding the NETg acquisition), including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also does not take into account the effect of a public offering or other financing arrangement or debt restructuring that could impact outstanding shares and thereby the Company’s earnings per share (EPS) outlook.
SkillSoft is presenting net income targets (for both fiscal 2009 and the first quarter of fiscal 2009) without the impact of such items because it is currently unable to estimate the amount of those items and it believes that presenting net income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for fiscal 2009.
The Company anticipates that it will have 110 million to 112 million diluted shares outstanding for EPS calculation purposes in fiscal 2009.
Conference Call
In conjunction with the release, management will conduct a conference call on Friday, March 14, 2008 at 8:30 a.m. ET to discuss the Company’s fiscal 2008 operating results and fiscal 2009 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 582-2717. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:01 p.m. ET on March 14, 2008 until 11:59 p.m. ET on March 21, 2008. The replay number is (706) 645-9281, passcode: 38666946. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com. The Company will post Supplementary Financial Schedules to the investor relations section of its web site following the conference call.
About SkillSoft
SkillSoft PLC (Nasdaq: SKIL) is a leading SaaS provider of on-demand e- learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e- learning content, online information resources, flexible learning technologies and support services.
Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. The Books24x7(R) division offers online access to more than 15,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC

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This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include challenges in integrating the operations of NETg, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2007 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of March 14, 2008. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
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SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31		January 31
	2008	2007	2008	2007
Revenues	$77,490	$57,651	$281,223	$225,172
Cost of revenues — amortization of capitalized software development costs	1,740	219	5,423	4,422
Cost of revenues — other (1)	8,809	6,639	32,637	26,601

Gross profit	66,941	50,793	243,163	194,149

Operating expenses:
Research and development (1)	14,297	10,863	49,612	40,776
Selling and marketing (1)	26,004	22,519	97,493	90,894
General and administrative (1)	9,057	6,787	34,630	27,735
Amortization of intangible assets	3,282	412	11,237	1,652
Merger and integration related expenses	1,173	—	12,317	—
Restructuring	—	(21)	—	26
Restatement — SEC investigation	19	464	1,346	898

Total operating expenses	53,832	41,024	206,635	161,981

Other (expense) / income, net	737	(29)	(186)	(96)
Interest income	1,063	1,299	3,948	4,310
Interest expense	(4,409)	(73)	(12,149)	(278)

Income before provision / (benefit) for income taxes from continuing operations	10,500	10,966	28,141	36,104

Provision / (Benefit) for income taxes — cash	1,272	947	2,371	1,878
Provision / (Benefit) for income taxes — non-cash	(24,972)	1,828	(33,958)	10,073

Income from continuing operations	34,200	8,191	59,728	24,153

Income from operations of businesses to be disposed, net of income tax expense of $104 and $180 for the three and twelve months ended January 31, 2008, respectively	97	—	270	—

Net income	$34,297	$8,191	$59,998	$24,153

Net income, per share, basic - continuing operations	$0.33	$0.08	$0.57	$0.24
Net income, per share, basic - discontinued operations	$0.00	$—	$0.00	$—

	$0.33	$0.08	$0.57	$0.24

Basic weighted average common shares outstanding	105,059,220	102,444,167	104,390,807	101,697,912

Net income, per share, diluted - continuing operations	$0.31	$0.08	$0.55	$0.23
Net income, per share, diluted - discontinued operations	$0.00	$—	$0.00	$—

	$0.31	$0.08	$0.55	$0.23

Diluted weighted average common shares outstanding	109,248,809	105,230,231	108,288,908	104,240,433

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$84	$59	$203	$90
Research and development	299	134	958	952
Selling and marketing	602	237	1,911	1,883
General and administrative	958	477	2,879	2,134
1A to 1C
1A to 1C-Press Release Financials

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31, 2008	January 31, 2007
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$89,584	$104,117
Restricted cash	3,963	20,095
Accounts receivable, net	171,708	94,343
Prepaid acquisition costs	—	2,881
Prepaid expenses and other current assets	29,006	22,215
Deferred tax assets — short term	13,476	—

Total current assets	307,737	243,651

Property and equipment, net	7,210	9,672
Goodwill	256,196	83,171
Acquired intangible assets, net	29,887	2,638
Long-term investments	—	3,598
Deferred tax assets	87,866	159
Other assets	7,162	81

Total assets	$696,058	$342,970

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Current maturities of long-term debt	$2,000	$—
Accounts payable	2,139	3,327
Accrued expenses	53,461	53,297
Deferred revenue	219,161	146,012

Total current liabilities	276,761	202,636

Total long-term liabilities	206,209	2,405

Total stockholders’ equity	213,088	137,929

Total liabilities and stockholders’ equity	$696,058	$342,970

1A to 1C
1A to 1C-Press Release Financials

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	January 31
	2008	2007
Cash flows from operating activities from continuing operations:

Net income from continuing operations	$59,728	$24,153
Adjustments to reconcile net income to net cash provided by operating activities—
Share-based compensation	5,951	5,059
Depreciation and amortization	6,935	6,100
Amortization of acquired intangible assets and capitalized software development costs	16,660	6,074
Provision for/(recovery of) bad debts	237	(589)
Non-cash interest expense	735	—
(Benefit)/Provision for income taxes — non-cash	(33,958)	10,073
Realized loss on sale of assets, net	(58)	—
Tax benefit related to exercise of non qualified stock options	(412)	—
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	(43,261)	(7,033)
Prepaid expenses and other current assets	11,107	878
Accounts payable	(2,584)	(532)
Accrued expenses
Accrued merger	(9,384)	(1,041)
Accrued restructuring	(24)	(566)
Accrued other	(9,287)	(232)
Payment of litigation settlement	(15,250)	—
Deferred revenue	45,490	7,581

Net cash provided by operating activities from continuing operations	32,625	49,925

Cash flows from investing activities from continuing operations:

Purchases of property and equipment	(2,968)	(5,519)
Cash used in purchase of business, net of cash acquired	(263,990)	(2,881)
Disposition of net assets	(6,723)	—
Purchases of investments	(18,437)	(91,168)
Maturity of investments	63,928	53,585
Release (designation) of restricted cash	16,138	(15,056)

Net cash used in investing activities from continuing operations	(212,052)	(61,039)

Cash flows from financing activities from continuing operations:

Borrowings under long-term debt, net of debt financing costs	194,133	—
Principal payment on long-term debt		(1,000)
Exercise of stock options	9,120	5,360
Proceeds from employee stock purchase plan	2,783	1,654
Tax benefit related to exercise of non qualified stock options	412	—

Net cash provided by financing activities from continuing operations	205,448	7,014

Change in cash from discontinued operations	(935)	—

Effect of exchange rate changes on cash and cash equivalents	2,361	775

Net increase / (decrease) in cash and cash equivalents	27,447	(3,325)
Cash and cash equivalents, beginning of period	48,612	51,937

Cash and cash equivalents, end of period	$76,059	$48,612

1A to 1C
1A to 1C-Press Release Financials